Schedule 13D                                                       Page 17 of 17


   EXHIBIT 99.1



                             JOINT FILING AGREEMENT

         The Reporting Persons have agreed that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Click Commerce, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.